Prospectus
December 10, 2003


                               THE LEUTHOLD FUNDS

                                    Leuthold
                              Core Investment Fund

                                    Leuthold
                             Select Industries Fund

                                    Grizzly
                                   Short Fund

THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Leuthold Core Investment Fund seeks capital appreciation and income (or "total return") in amounts attainable by assuming only prudent investment risk over the long term. The Fund's definition of long term investment success is making it AND keeping it.

Leuthold Select Industries Fund seeks capital appreciation. It invests substantially all of its assets in equity securities traded in the U.S. securities markets.

The Grizzly Short Fund sells short common stocks of U.S. companies. The aggregate amount of its outstanding short positions typically will be approximately equal to its outstanding net assets.

Please read this Prospectus and keep it for future reference. It contains important information, including information on how the Funds invest and the services they offer to shareholders.

An investment in the Funds is not a deposit of a bank and is not insured or guaranteed by the Federal Deposit Insurance Corporation or any other government agency.

      Leuthold Core Investment Fund
      Leuthold Select Industries Fund
      Grizzly Short Fund
      100 North Sixth Street
      Suite 412A
      Minneapolis, Minnesota  55403
      (612) 332-9141

TABLE OF CONTENTS

Questions Every Investor Should Ask
  Before Investing in the Funds                                              1

Fees and Expenses                                                            8

Other Information about the Funds'
  Investment Objectives, Strategies and Risks                                9

Management of the Funds                                                     11

The Funds' Share Price                                                      16

Purchasing Shares                                                           16

Redeeming Shares                                                            18

Exchanging Shares                                                           21

Dividends, Distributions and Taxes                                          21

Financial Highlights                                                        22

                   QUESTIONS EVERY INVESTOR SHOULD ASK BEFORE
                             INVESTING IN THE FUNDS

1.   WHAT ARE THE FUNDS' GOALS?

LEUTHOLD CORE INVESTMENT FUND

Leuthold Core Investment Fund seeks capital appreciation and income (or "total return") in amounts attainable by assuming only prudent investment risk over the long term.

LEUTHOLD SELECT INDUSTRIES FUND

Leuthold Select Industries Fund seeks capital appreciation.

GRIZZLY SHORT FUND

Grizzly Short Fund seeks capital appreciation. However, as its principal investment strategy is to sell stocks short, it may be difficult for the Fund to achieve its goal in rising stock markets.

2.   WHAT ARE THE FUNDS' PRINCIPAL INVESTMENT STRATEGIES?

LEUTHOLD CORE INVESTMENT FUND

Leuthold Core Investment Fund is a "flexible" fund, meaning that it allocates its investments among:

  o Common stocks and other equity securities (including common stocks and other securities sold short)

  o  Bonds and other debt securities (other than money market instruments)

  o  Money market instruments

in proportions which reflect the judgment of Leuthold Weeden Capital Management, LLC (the "Adviser") of the potential returns and risks of each asset class. The Adviser considers a number of factors when making these allocations, including economic conditions and monetary factors, inflation and interest rate levels and trends, investor confidence and technical stock market measures. The Fund expects that normally:

  o 30% to 70% of its assets will be invested in common stocks and other equity securities

  o 30% to 70% of its assets will be invested in bonds and other debt securities (other than money market instruments)

  o  up to 20% of its assets will be invested in money market instruments.

The Fund's investments in common stocks and other equity securities may consist of:

  o  Large, mid or small capitalization common stocks

  o  Growth stocks, value stocks or cyclical stocks

  o  Aggressive stocks or defensive stocks

  o  Stocks in any industry or sector

  o  Equity mutual funds

  o  Common stocks of foreign issuers

  o  Options.

The Fund's investments in bonds and other debt securities normally will consist of U.S. Treasury Notes and Bonds, although the Fund may also invest in investment grade corporate debt securities and debt securities of foreign issuers. The Fund may also invest in mutual funds that invest in high yield securities commonly known as "junk bonds." The Fund selects individual securities based on fundamental factors (such as price/earnings ratios or growth rates) and technical factors (such as price movements). The Fund may engage in short sales of index-related and other equity securities to reduce its equity exposure or to profit from an anticipated decline in the price of the security sold short.

LEUTHOLD SELECT INDUSTRIES FUND

Leuthold Select Industries Fund seeks capital appreciation by investing substantially all of its assets in equity securities traded in the U.S. securities markets. The Select Industries Fund utilizes a disciplined, unemotional, quantitative investment approach that is based on the belief investors can achieve superior investment performance through group selection. The Adviser believes that as shifts among industry groups in the equity market have become more dramatic, group selection has become as, or more, important than individual stock selection in determining investment performance.

The Adviser considers a group to be a collection of stocks whose investment performance tends to be similarly influenced by a variety of factors. The Adviser currently monitors about 125 groups. The five major types of groups the Adviser monitors are:

  o Traditional Broad Economic Sectors such as Information Technology, Health Care, or Financial Services.

  o Thematic Broad Groups that may bridge a number of industries such as "Inflation Beneficiaries" or "Education".

  o  Industry Specific Groups are narrower themes.  Examples include "Airlines,"
     "Healthcare Facilities" or   "Semiconductors".

  o Quantitative Themes are groups where the only commonality of the stocks in the group are statistical with typically no industry commonality. Examples include "Emerging Growth" or "Undervalued and Unloved".

  o Special Situations are groups that the Adviser may monitor for only a limited period of time. Examples include "Asia Exposure" and "Telecom Survivors".

The Select Industries Fund will invest in companies of all sizes and industries as well as in "growth" stocks and "value" stocks. The Adviser updates its group selection monthly and will adjust the Fund's portfolio as necessary to keep the Fund invested in stocks in those groups which the Adviser believes are the most attractive. Such monthly adjustments may result in high portfolio turnover.

GRIZZLY SHORT FUND


The Grizzly Short Fund sells stocks short. Short selling involves the sale of borrowed securities. When the Fund sells a stock short, it incurs an obligation to replace the stock borrowed at whatever its price may be at the time it purchases the stock for delivery to the securities lender. The Fund will realize a gain if at that time the price of the stock is less than the price of the stock when it was sold short, and will realize a loss if at that time the price of the stock is greater than the price of the stock when it was sold short. The aggregate amount of its outstanding short positions typically will be approximately equal to, or slightly less than, its net assets. When the Fund's outstanding short positions equal its net assets, it is "100% short." Like the Select Industries Fund, the Grizzly Short Fund utilizes a disciplined, unemotional, quantitative investment approach. The Grizzly Short Fund believes that in all market conditions there will exist some companies whose stocks are overvalued by the market and that capital appreciation can be realized by selling short those stocks. However the best overall results typically will be achieved in declining stock markets. In rising stock markets the risk of loss is likely.


The Adviser follows a universe of domestic common stocks that:

  o  Have a market capitalization in excess of $1 billion; and

  o  Trade, on average, shares having a value of $6 million or more each day.


The Fund generally will have outstanding approximately 45 to 70 stocks that it has sold short. The Fund may increase the number of stocks it sells short if market conditions warrant an increase. These stocks will be diversified over a number of industries. In determining which stocks to sell short, the Adviser calculates a Vulnerability Index for each security in the universe of stocks it follows. The Vulnerability Index attempts to identify those stocks which are most likely to decline in price or to underperform the market. In calculating a Vulnerability Index the Adviser considers twelve or more components. Some of the components include fundamental factors such as earnings growth or dividends, while other components consider market factors such as institutional trading activity or insider buying or selling. From time to time the Fund may sell short index-related securities. The Fund will do so to rapidly increase its short position.


The Fund also follows a disciplined approach in determining when to cover its short positions. The factors the Adviser considers in determining when to cover short positions include:

  o  Price movements of the stocks sold short;

  o  Changes in the Vulnerability Index;

  o  Daily trading volume of the stock; and

  o News and articles concerning the stock appearing in financial services and publications.

3.   WHAT ARE THE PRINCIPAL RISKS OF INVESTING IN THE FUNDS?

Investors in each of the Funds may lose money. There are risks associated with each Fund's principal investment strategies.

LEUTHOLD CORE INVESTMENT FUND

  o MARKET RISK: The prices of the securities, particularly the common stocks, in which the Fund invests may decline for a number of reasons. The price declines of common stocks, in particular, may be steep, sudden and/or prolonged.

  o INTEREST RATE RISK: In general, the value of bonds and other debt securities falls when interest rates rise. Longer term obligations are usually more sensitive to interest rate changes than shorter term obligations. While bonds and other debt securities normally fluctuate less in price than common stocks, there have been extended periods of increases in interest rates that have caused significant declines in bond prices.

  o CREDIT RISK: The issuers of the bonds and other debt securities held by the Fund or by the mutual funds in which the Fund invests may not be able to make interest or principal payments. Even if these issuers are able to make interest or principal payments, they may suffer adverse changes in financial condition that would lower the credit quality of the security, leading to greater volatility in the price of the security.


  o FOREIGN SECURITIES RISK: The securities of foreign issuers may be less liquid and more volatile than securities of comparable U.S. issuers. The costs associated with securities transactions are often higher in foreign countries than the U.S. The U.S. dollar value of foreign securities traded in foreign currencies (and any dividends and interest earned) held by the Fund or by mutual funds in which the Fund invests may be affected favorably or unfavorably by changes in foreign currency exchange rates. An increase in the U.S. dollar relative to these other currencies will adversely affect the Fund. Additionally, investments in foreign securities, even those publicly traded in the United States, may involve risks which are in addition to those inherent in domestic investments. Foreign companies may not be subject to the regulatory requirements of U.S. companies, and as a consequence, there may be less publicly available information about such companies. Also foreign companies may not be subject to uniform accounting, auditing, and financial reporting standards and requirements comparable to those applicable to U.S. companies. Foreign governments and foreign economies often are less stable than the U.S. Government and the U.S. economy.


  o SHORT SALES RISK: The Fund's investment performance will suffer if a security for which the Fund has effected a short sale appreciates in value. The Fund's investment performance may also suffer if the Fund is required to close out a short position earlier than it had intended. This would occur if the securities lender requires it to deliver the securities the Fund borrowed at the commencement of the short sale and the Fund was unable to borrow such securities from other securities lenders.

  o HIGH PORTFOLIO TURNOVER RISK: The Fund's annual portfolio turnover rate may exceed 100%. (Generally speaking, a turnover rate of 100% occurs when the Fund replaces securities valued at 100% of its average net assets within a one year period.) High portfolio turnover (100% or more) will result in the Fund incurring more transaction costs such as brokerage commissions or mark-ups or mark-downs. Payment of those transaction costs reduces total return. High portfolio turnover could result in the payment by Fund shareholders of increased taxes on realized gains. Distributions to the Fund's shareholders to the extent they are short-term capital gains, will be taxed at ordinary income rates for federal income tax purposes, rather than at lower capital gains rates.

  o ASSET ALLOCATION RISK: The Fund's performance will also be affected by the Adviser's ability to anticipate correctly the relative potential returns and risks of the asset classes in which the Fund invests. For example, the Fund's relative investment performance would suffer if only a small portion of the Fund's assets were allocated to stocks during a significant stock market advance, and its absolute investment performance would suffer if a major portion of its assets were allocated to stocks during a market decline. Finally, since the Fund intends to assume only prudent investment risk, there will be periods in which the Fund underperforms mutual funds that are willing to assume greater risk.

As a result the Fund is a suitable investment only for those investors who have medium to long-term investment goals. Prospective investors who are uncomfortable with an investment that may decrease in value should not invest in the Fund. The Adviser does not intend the Fund to be a fixed balanced investment program. Rather, as its name implies, the Fund is intended to be a flexible core investment suitable for any long-term investor. Long-term investors may wish to supplement an investment in the Fund with other investments to satisfy their short-term financial needs and to diversify their exposure to various markets and asset classes.

LEUTHOLD SELECT INDUSTRIES FUND

  o MARKET RISK: The Fund invests principally in common stocks. The prices of the stocks in which the Fund invests may decline for a number of reasons. The price declines may be steep, sudden and/or prolonged.

  o FOREIGN SECURITIES RISK: Some of the securities in which the Fund invests may be issued by foreign companies, either directly or through American Depository Receipts ("ADRs"). Investments in these securities, even though publicly traded in the United States, may involve risks which are in addition to those inherent in domestic investments. Foreign companies may not be subject to the regulatory requirements of U.S. companies and, as a consequence, there may be less publicly available information about such companies. Also foreign companies may not be subject to uniform accounting, auditing and financial reporting standards and requirements comparable to those applicable to U.S. companies. Foreign governments and foreign economies often are less stable than the U.S. Government and the U.S. economy.

  o HIGH PORTFOLIO TURNOVER RISK: High portfolio turnover necessarily results in correspondingly greater transaction costs (such as brokerage commissions or markups or markdowns) which the Fund must pay and increased realized gains (or losses) to investors. Distributions to shareholders of short-term capital gains are taxed as ordinary income under federal income tax laws.

  o QUANTITATIVE INVESTMENT APPROACH RISK: The Fund utilizes a quantitative investment approach based on past market performance. While the Adviser continuously reviews and refines, if necessary, its investment approach, there may be market conditions where the quantitative investment approach performs poorly.

The Fund is a suitable investment only for those investors having long-term investment goals. Prospective investors who are uncomfortable with an investment that may decrease in value should not invest in the Fund.

GRIZZLY SHORT FUND

  o MARKET RISK: The Fund sells securities short with the expectation that their prices will decline. However, the prices of the securities the Fund has sold short may rise for a number of reasons.

  o SHORT SALES RISK: The Fund's investment performance will suffer if it is required to close out a short position earlier than it had intended. This would occur if the securities lender required the Fund to deliver the securities the Fund borrowed at the commencement of the short sale and the Fund was unable to borrow such securities from other securities lenders.

  o RISING STOCK MARKET RISK: The Fund typically will be approximately "100% short." Accordingly in rising stock markets its risk of loss will be greater than in declining stock markets. Over time stock markets have risen more often than they have declined.


  o HIGH PORTFOLIO TURNOVER RISK: High portfolio turnover necessarily results in correspondingly greater transaction costs (such as brokerage commissions or markups or markdowns) which the Fund must pay and increased realized gains (or losses) to investors. Distributions to shareholders of short-term capital gains are taxed as ordinary income under federal income tax laws. The calculation of the Fund's portfolio turnover rate excludes purchases and sales of short positions. Consequently, the transaction costs incurred by the Fund are likely to be greater than the transaction costs incurred by a mutual fund investing exclusively in common stocks that has a similar portfolio turnover rate.


  o QUANTITATIVE INVESTMENT APPROACH RISK: The Fund utilizes a quantitative investment approach based on past market performance. While the Adviser continuously reviews and refines, if necessary, its investment approach, there may be market conditions where the quantitative investment approach performs poorly.

Investors who wish to hedge some or all of their stock portfolios might find that investment goal consistent with an investment in the Fund.

However because movements in the prices of the stocks the Fund has sold short are unlikely to correlate perfectly with the stocks in an investor's portfolio, such an investor could incur both a loss on the investor's stock portfolio and the investor's investment in the Fund.

4.   HOW HAVE THE FUNDS PERFORMED?

The bar charts and tables that follow provide some indication of the risks of investing in the Funds by showing changes in their performance from year to year and how their average annual returns over various periods compare to the performance of various indices. Please remember that each Fund's past performance (before and after taxes) is not necessarily an indication of its future performance. It may perform better or worse in the future.

                         LEUTHOLD CORE INVESTMENT FUND

TOTAL RETURN
(per calendar year)

1996                         9.32%
1997                        17.25%
1998                        11.60%
1999                         9.57%
2000                        22.55%
2001                        (4.81%)
2002                       (10.05%)

Note: During the seven year period shown on the bar chart, the Fund's highest total return for a quarter was 8.79% (quarter ended September 30, 1997) and the lowest total return for a quarter was -13.98% (quarter ended September 30, 2001).


The Fund's 2003 year to date return is 28.81% (January 1, 2003 through quarter ended September 30, 2003).


AVERAGE ANNUAL TOTAL RETURNS
(for the periods ended December 31, 2002)

                                                                    SINCE THE
                                                                 INCEPTION DATE
                                                                   OF THE FUND
                                        PAST           PAST       (NOVEMBER 20,
                                        YEAR          5 YEARS         1995)
                                        ----          -------    --------------
LEUTHOLD CORE
  INVESTMENT FUND
   Return before
     taxes                             -10.05%          5.11%          7.58%
   Return after
     taxes on
     distributions(1)<F1>              -10.59%          3.03%          5.32%
   Return after
     taxes on
     distributions
     and sale of
     Fund shares(1)<F1>                 -6.16%          3.39%          5.30%
S&P 500(2)<F2>(4)<F4>                  -22.10%         -0.59%          7.27%
Lipper Flexible
  Fund Index(3)<F3>(5)<F5>             -14.71%          0.13%          4.79%

(1)<F1> The after-tax returns are calculated using the historical highest individual marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements such as 401(k) plans or individual retirement accounts. The Fund's return after taxes on distributions and sale of Fund shares may be higher than its return before taxes and after taxes on distributions because it may include a tax benefit resulting from the capital losses that would have been incurred.
(2)<F2> The S&P 500 (Standard & Poor's Composite Index of 500 Stocks) is a widely recognized unmanaged index of stock prices.
(3)<F3> The Lipper Flexible Fund Index is an index of mutual funds that allocate investments among equity and debt securities.
(4)<F4>   Reflects no deduction for fees, expenses or taxes.
(5)<F5>   Reflects no deduction for taxes.

                        LEUTHOLD SELECT INDUSTRIES FUND

TOTAL RETURN
(per calendar year)

2001                       (13.16%)
2002                       (30.41%)

Note: During the two year period shown on the bar chart, the Fund's highest total return for a quarter was 14.56% (quarter ended December 31, 2001) and the lowest total return for a quarter was -22.60% (quarter ended September 30, 2002).


The Fund's 2003 year to date return is 30.98% (January 1, 2003 through quarter ended September 30, 2003).


AVERAGE ANNUAL TOTAL RETURNS
(for the periods ended December 31, 2002)

                                                                 SINCE THE
                                                               INCEPTION DATE
                                                PAST            OF THE FUND
                                                YEAR          (JUNE 19, 2000)
                                                ----          ---------------
LEUTHOLD SELECT
  INDUSTRIES FUND
   Return before taxes                         -30.41%              -8.70%
   Return after taxes
     on distributions(1)<F6>                   -30.41%              -8.70%
   Return after taxes on
     distributions and sale
     of Fund shares(1)<F6>                     -18.67%              -6.86%
S&P 500(2)<F7>(4)<F9>                          -22.10%             -17.56%
Russell 2000(3)<F8>(4)<F9>                     -20.49%             -10.34%

(1)<F6> The after-tax returns are calculated using the historical highest individual marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. The Fund's return after taxes on distributions and sale of Fund shares may be higher than its return before taxes and after taxes on distributions because it may include a tax benefit resulting from the capital losses that would have resulted.
(2)<F7>   The S&P 500 is a widely recognized unmanaged index of stock prices.
(3)<F8> The Russell 2000 is an index comprised of 2,000 publicly traded small capitalization common stocks that are ranked in terms of capitalization below the large and mid-range capitalization sectors of the United States equity market.
(4)<F9>   Reflects no deduction for fees, expenses or taxes.

                               GRIZZLY SHORT FUND

TOTAL RETURN
(per calendar year)

2001                        22.11%
2002                        15.46%

Note: During the two year period shown on the bar chart, the Fund's highest total return for a quarter was 34.82% (quarter ended September 30, 2001) and the lowest total return for a quarter was -18.61% (quarter ended December 31, 2001).


The Fund's 2003 year to date return is -20.76% (January 1, 2003 through quarter ended September 30, 2003).


AVERAGE ANNUAL TOTAL RETURNS
(for the periods ended December 31, 2002)

                                                                 SINCE THE
                                                               INCEPTION DATE
                                                PAST            OF THE FUND
                                                YEAR          (JUNE 19, 2000)
                                                ----           --------------
GRIZZLY SHORT FUND
   Return before taxes                         15.46%              24.89%
   Return after taxes
     on distributions(1)<F10>                  10.73%              16.86%
   Return after taxes on
     distributions and sale
     of Fund shares(1)<F10>                     9.56%              16.00%
S&P 500(2)<F11>(4)<F13>                       -22.10%             -17.56%
Russell 2000(3)<F12>(4)<F13>                  -20.49%             -10.34%

(1)<F10> The after-tax returns are calculated using the historical highest individual marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor's tax situation and may differ from those shown, and the after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts. The Fund's return after taxes on distributions and sale of Fund shares may be higher than its return before taxes and after taxes on distributions because it may include a tax benefit resulting from the capital losses that would have resulted.
(2)<F11>  The S&P 500 is a widely recognized unmanaged index of stock prices.
(3)<F12> The Russell 2000 is an index comprised of 2,000 publicly traded small capitalization common stocks that are ranked in terms of capitalization below the large and mid-range capitalization sectors of the United States equity market.
(4)<F13>  Reflects no deduction for fees, expenses or taxes.

                               FEES AND EXPENSES

The table below describes the fees and expenses that you may pay if you buy and hold shares of the Funds.

SHAREHOLDER FEES
(fees paid directly from your investment)


                               LEUTHOLD         LEUTHOLD
                                 CORE            SELECT
                              INVESTMENT       INDUSTRIES         GRIZZLY
                                 FUND             FUND           SHORT FUND
                              ----------       ----------        ----------
Maximum Sales                 No               No                No
  Charge (Load)               Sales            Sales             Sales
  Imposed on                  Charge           Charge            Charge
  Purchases (as a
  percentage of
  offering price)
Maximum                       No               No                No
  Deferred Sales              Deferred         Deferred          Deferred
  Charge (Load)               Sales            Sales             Sales
                              Charge           Charge            Charge
Maximum Sales                 No               No                No
  Charge (Load)               Sales            Sales             Sales
  Imposed on                  Charge           Charge            Charge
  Reinvested
  Dividends and
  Distributions
Redemption Fee                None*<F14>       None*<F14>        None*<F14>
Exchange Fee                  None**<F15>      None**<F15>       None**<F15>


 *<F14>   Our transfer agent charges a fee of $15.00 for each wire redemption.
**<F15>   Our transfer agent charges a fee of $5.00 for each telephone exchange.

ANNUAL FUND OPERATING EXPENSES
(expenses that are deducted from Fund assets)


                                 LEUTHOLD        LEUTHOLD
                                   CORE           SELECT
                                INVESTMENT      INDUSTRIES        GRIZZLY
                                   FUND            FUND          SHORT FUND
                                ----------      ----------       ----------
Management Fees                    0.90%           1.00%           1.25%
Distribution
     (12b-1) Fees                  None            None             None
Other Expenses                     0.41%           0.80%           2.24%
                                   -----           -----           -----
     Service Fees               0.04%           0.10%            0.10%
     Dividend on
       Short
       Positions                0.10%           0.00%            1.54%
     All remaining
       Other Expenses           0.27%           0.70%            0.60%

Total Annual
  Fund Operating
  Expenses                         1.31%           1.80%           3.49%
                                   -----           -----           -----
Expense
  Reimbursement
  or Recovery                      0.00%           0.15%           0.12%
                                   -----           -----           -----
Net Expenses*<F16>                 1.31%           1.95%           3.61%
                                   -----           -----           -----
                                   -----           -----           -----


*<F16> The Adviser has agreed to waive its advisory fee to the extent necessary to insure that Net Expenses (excluding dividends on short positions) do not exceed 1.95% of the average daily net assets of the Leuthold Select Industries Fund and 2.50% of the average daily net assets of the Grizzly Short Fund. The Adviser may recover waived advisory fees in subsequent years and did so with respect to both of these Funds in the last fiscal year.

EXAMPLE

This Example is intended to help you compare the cost of investing in the Funds with the cost of investing in other mutual funds.

The Example assumes that you invest $10,000 in each Fund for the time periods indicated and then redeem all of your shares at the end of these periods. The Example also assumes that your investment has a 5% return each year and that each Fund's operating expenses remain the same. Although your actual costs may be higher or lower, based on these assumptions, your costs would be:


                       LEUTHOLD CORE      LEUTHOLD SELECT
                         INVESTMENT          INDUSTRIES           GRIZZLY
                            FUND                FUND             SHORT FUND
                       -------------      ---------------        ----------
1 Year                       $133                $198                $364
3 Years                      $415                $612              $1,082
5 Years                      $718              $1,052              $1,822
10 Years                   $1,579              $2,275              $3,773


                            OTHER INFORMATION ABOUT
                  THE FUNDS' INVESTMENT OBJECTIVES, STRATEGIES
                                   AND RISKS

The Leuthold Core Investment Fund seeks capital appreciation and income (or "total return") in amounts attainable by assuming only prudent investment risk over the long term. This Fund's definition of long term investment success is making it and keeping it. The Adviser believes that maintaining profits when markets decline is as important as earnings profits when markets rise. Both the Leuthold Select Industries Fund and the Grizzly Short Fund seek capital appreciation.

Although they have no intention of doing so, each Fund may change its investment objective without obtaining shareholder approval. Shareholders will be notified of any such change. Please remember that an investment objective is not a guarantee. An investment in each Fund might not appreciate and investors could lose money.

Neither the Leuthold Select Industries Fund nor the Grizzly Short Fund will take temporary defensive positions. Although neither Fund will take a temporary defensive position, each Fund will invest in money market instruments (like U.S. Treasury Bills, commercial paper or repurchase agreements) and hold some cash so that it can pay expenses and satisfy redemption requests. Because the Grizzly Short Fund's principal investment strategy is to effect short sales, a significant portion of its assets will be held in liquid securities, including money market instruments, as "cover" for its short sales. Typically the obligations associated with the Grizzly Short Fund's outstanding short sales will be approximately equal to the Grizzly Short Fund's investments in money market instruments.

Unlike the Leuthold Select Industries Fund and the Grizzly Short Fund, the Leuthold Core Investment Fund may, in response to adverse market, economic, political or other conditions, take temporary defensive positions. This means the Leuthold Core Investment Fund may invest more than 20% of its assets in money market instruments (like U.S. Treasury Bills, commercial paper or repurchase agreements). The Leuthold Core Investment Fund will not seek capital appreciation to the extent that it invests in money market instruments since these securities earn interest but do not appreciate in value. When the Leuthold Core Investment Fund is not taking a temporary defensive position, it still may hold some cash and money market instruments so that it can pay its expenses, satisfy redemption requests, take advantage of investment opportunities, or as part of its normal asset allocation process. A description of how Leuthold Core Investment Fund allocates its assets and makes individual securities selections follows.

HOW LEUTHOLD CORE INVESTMENT FUND ALLOCATES ASSETS

The Adviser allocates the Leuthold Core Investment Fund's investments among the three asset classes as follows:

FIRST, the Adviser analyzes the U.S. Government bond market with the goal of determining the risks and returns that U.S. Treasury securities present over the next one to five years.

NEXT, the Adviser assesses the probability that common stocks as an asset class will perform better than U.S. Treasury securities. In doing so, it considers The Leuthold Group's Major Trend Index. This proprietary index comprises over 170 individual components that The Leuthold Group evaluates weekly.

FINALLY, the Adviser implements the asset allocation strategy. In doing so, the Adviser may purchase put or call options on stock indexes or engage in short sales of index-related and other securities to adjust the Leuthold Core Investment Fund's equity exposure.

HOW LEUTHOLD CORE INVESTMENT FUND MAKES INDIVIDUAL SECURITY SELECTIONS

After the Adviser has determined the appropriate allocations among asset classes, it selects individual investments as follows:

For investments in bonds and debt securities (other than money market instruments) the Adviser will first compare the anticipated returns and risks of U.S. Treasury Notes and Bonds, foreign government debt securities (without limitation as to rating) and corporate fixed-income securities (without limitation as to rating) and determine how much to invest in each sector. Next the Adviser will consider interest rate trends and economic indicators to determine the desired maturity of the Leuthold Core Investment Fund's portfolio of debt securities. The Leuthold Core Investment Fund may invest indirectly in fixed-income securities by investing in mutual funds or closed-end investment companies which invest in such securities. The Leuthold Core Investment Fund may do so to obtain a diversified exposure to high yield or "junk" bonds.

For investments in common stocks and other equity securities, the Adviser uses the following approach.


The Adviser develops a broad sector strategy and determines what percentage of its equity investments to allocate among large capitalization stocks ($4 billion or more), mid-capitalization stocks ($1 billion to $4 billion) and small capitalization stocks (less than $1 billion), and among "growth stocks" (stocks with high price/earnings ratios), "value" stocks (stocks with low price/earnings ratios) and "cyclical" stocks (stocks which are economically sensitive).


Also, the Adviser develops a more narrow sector strategy and determines what percentage of each broad sector's investments to allocate among individual sector categories using both traditional industrial sectors such as "housing," "energy" or "food," as well as conceptual themes such as "global energy."

Finally, the Adviser selects individual stocks after ranking each stock by fundamental factors (such as price/earnings ratios or growth rates) and technical factors (such as price movements) in the individual sector category. In addition to investing in individual stocks, the Leuthold Core Investment Fund may invest in mutual funds, unit investment trusts or closed-end investment companies which invest in a specific category of common stocks. The Leuthold Core Investment Fund may do so to obtain (a) exposure to international equity markets by investing in international funds, (b) increased exposure to a particular industry by investing in a sector fund, or (c) a broad exposure to small capitalization stocks by investing in small cap funds.

ADDITIONAL RISKS (LEUTHOLD CORE INVESTMENT FUND)

There are a number of risks associated with the various securities in which the Leuthold Core Investment Fund will at times invest. These include:

RISKS ASSOCIATED WITH ZERO COUPON U.S. TREASURY SECURITIES. Zero coupon U.S. Treasury securities are U.S. Treasury Notes and Bonds that have been stripped of their unmatured interest coupons by the U.S. Department of Treasury. Zero coupon U.S. Treasury securities are generally subject to greater fluctuation in value in response to changing interest rates than debt obligations that pay interest currently.

RISKS ASSOCIATED WITH SMALL CAP STOCKS. Stocks of smaller capitalization companies tend to be riskier investments than stocks of larger capitalization companies. Smaller capitalization companies may have limited product lines, markets, market share and financial resources or they may be dependent on a small or inexperienced management team. Stocks of smaller capitalization companies may trade less frequently and in more limited volume and may be subject to greater and more abrupt price swings than stocks of larger companies.

RISKS ASSOCIATED WITH HIGH YIELD SECURITIES. The Leuthold Core Investment Fund may invest directly, or indirectly in high yield securities. High yield securities (or "junk bonds") provide greater income and opportunity for gains than higher-rated securities but entail greater risk of loss of principal. High yield securities are predominantly speculative with respect to the issuer's capacity to pay interest and repay principal in accordance with the terms of the obligation. The market for high yield securities is generally less active than the market for higher quality securities. This may limit the ability of the Leuthold Core Investment Fund, or investment companies in which the Leuthold Core Investment Fund invests, to sell high yield securities at the price at which it is being valued for purposes of calculating net asset value.

RISKS ASSOCIATED WITH PURCHASING PUT AND CALL OPTIONS. If the Leuthold Core Investment Fund purchases a put or call option and does not exercise or sell it prior to the option's expiration date, the Leuthold Core Investment Fund will realize a loss in the amount of the entire premium paid, plus commission costs. It is possible, although not likely, that there may be times when a market for the Leuthold Core Investment Fund's outstanding options does not exist.

ADDITIONAL COSTS ASSOCIATED WITH REGISTERED INVESTMENT COMPANIES. When the Leuthold Core Investment Fund invests in a registered investment company, the Leuthold Core Investment Fund's shareholders bear not only their proportionate share of the expenses of the Leuthold Core Investment Fund (such as operating costs and investment advisory fees) but also, indirectly, similar expenses of the registered investment companies in which the Leuthold Core Investment Fund invests.

                                 MANAGEMENT OF
                                   THE FUNDS

LEUTHOLD WEEDEN CAPITAL MANAGEMENT, LLC MANAGES EACH FUND'S INVESTMENTS

Leuthold Weeden Capital Management, LLC (the "Adviser") is the investment adviser to each Fund. The Adviser's address is:

         100 North Sixth Street
         Suite 412A
         Minneapolis, MN  55403

The Adviser is the successor to Leuthold & Anderson, Inc., which commenced operations in 1987, and Leuthold, Weeden & Associates, L.P., which commenced operations in 1991, and has been each Fund's only investment adviser. As the investment adviser to the Funds, the Adviser manages the investment portfolio for each Fund. It makes the decisions as to which securities to buy and which securities to sell. The Leuthold Core Investment Fund pays the Adviser an annual investment advisory fee equal to 0.90% of its average net assets, the Leuthold Select Industries Fund pays the Adviser an annual investment advisory fee equal to 1.00% of its average net assets, and the Grizzly Short Fund pays the Adviser an annual investment advisory fee equal to 1.25% of its average net assets.

Steven C. Leuthold, James E. Floyd and Andrew Engel are the co-portfolio managers of the Leuthold Core Investment Fund and as such are primarily responsible for the day-to-day management of that Fund's portfolio. Mr. Leuthold serves as team leader of the co-portfolio managers. Steven C. Leuthold and James E. Floyd are the co-portfolio managers of the Leuthold Select Industries Fund and as such are primarily responsible for the day-to-day management of that Fund's portfolio. Steven C. Leuthold and Charles D. Zender are the co-portfolio managers of the Grizzly Short Fund and as such are primarily responsible for the day-to-day management of that Fund's portfolio.

Mr. Leuthold is the chief executive officer of the managing member of the Adviser. Mr. Leuthold also has been Chairman and Portfolio Manager of Leuthold & Anderson, Inc. since its organization in August, 1987, a portfolio manager of Leuthold, Weeden & Associates, L.P. since January, 1991 and Chairman of The Leuthold Group since November, 1981. Mr. Floyd is a Managing Director and a member of the Adviser and has been a senior analyst of The Leuthold Group since November, 1981. Mr. Engel is a member of the Adviser and has been a senior analyst of the Leuthold Group since 1995. Mr. Zender is a Managing Director and a member of the Adviser and has been a Managing Director of The Leuthold Group since 1991.

THE ADVISER HAS EXPERIENCE MANAGING ACCOUNTS WITH THE SAME INVESTMENT OBJECTIVE AS THE LEUTHOLD CORE INVESTMENT FUND

The following historical performance data of investment advisory accounts managed by the Adviser and its predecessors illustrates the investment performance of all portfolios similar to the Leuthold Core Investment Fund and compares the performance to specified market indices. The Leuthold Weeden Capital Management, LLC Composite includes all active accounts of the Adviser and its predecessors (including the Leuthold Core Investment Fund) invested in the Adviser's Core portfolio. The Composite does not include all of the assets under management of the Adviser and its predecessors, but does include all accounts having the same investment objective as the Leuthold Core Investment Fund. It may not accurately reflect the performance of all accounts managed by the Adviser and its predecessors. The accounts included in the Composite had the same investment objective as the Leuthold Core Investment Fund and were managed using substantially similar, though not in all cases identical, investment strategies and techniques as those used by the Leuthold Core Investment Fund. All performance data is historical and investors should not consider this performance data as an indication of the future performance of the Leuthold Core Investment Fund or the results an individual investor might achieve by investing in the Leuthold Core Investment Fund. Investors should not rely on the historical performance of the Adviser and its predecessors when making an investment decision.

All returns are time-weighted total rates of return and include the reinvestment of dividends and interest. The performance information for the Composite is net of the advisory fees charged by the Adviser and its predecessors to the accounts comprising the Composite and all other expenses (except custody and related expenses). The performance information for the Composite does not reflect the assessment of the Leuthold Core Investment Fund's advisory fee or other expenses equivalent to the Leuthold Core Investment Fund's operating expenses. The fees and expenses of the Composite were less than the annual expenses of the Leuthold Core Investment Fund. The performance of the Composite would have been lower had the Composite incurred higher fees and expenses. The net effect of the deduction of the Leuthold Core Investment Fund's advisory fee and other operating expenses on annualized performance, including the compounded effect over time, may be substantial. The Composite was not subject to certain investment limitations, diversification requirements and other restrictions imposed by the Investment Company Act of 1940 and the Internal Revenue Code. If it had been, its performance may have been adversely affected.

The performance information of the Composite, the S&P 500 Index and the Lipper Flexible Fund Index is based on data supplied by the Adviser or from statistical services, reports or other sources which the Adviser believes are reliable.
This performance information has not been verified by any third party and is unaudited.

ANNUAL RATES OF RETURN(1)<F17>

YEARS ENDED
DECEMBER 31,                  1993     1994     1995    1996     1997     1998     1999    2000     2001     2002
                              ----     ----     ----    ----     ----     ----     ----    ----     ----     ----
LEUTHOLD CORE
  INVESTMENT FUND              N/A     N/A      N/A     9.32%   17.25%   11.60%   9.57%   22.55%   -4.81%  -10.05%
Leuthold Core Composite      14.57%   -4.13%   18.36%   9.94%   18.11%   12.13%   9.95%   23.19%   -4.58%   -9.20%
S&P 500 Index                10.01%    1.22%   37.47%  23.00%   33.30%   28.57%  21.02%   -9.10%  -11.87%  -22.10%
Lipper Flexible Fund Index   12.74%   -2.67%   23.59%  14.05%   18.68%   15.55%   9.80%   -0.63%   -7.21%  -14.71%

AVERAGE ANNUAL TOTAL RETURN(1)<F17>
(FOR THE PERIOD ENDED DECEMBER 31, 2002)       1 YEAR   3 YEARS   5 YEARS   10 YEARS  15 YEARS
                                               ------   -------   -------   --------  --------
LEUTHOLD CORE INVESTMENT FUND                 -10.05%     1.62%     5.11%      N/A       N/A
Leuthold Core Composite                        -9.20%     2.78%     6.46%     9.15%    10.64%
S&P 500 Index                                 -22.10%   -14.55%    -0.59%     9.34%    11.48%
Lipper Flexible Fund Index                    -14.71%    -7.69%     0.13%     6.30%     8.01%

(1)<F17> Each annual rate of return is the change in redemption value of units, assuming the reinvestment of dividends. Average annual total return represents the level annual rate which, if earned for each year in a multiple year period, would produce the cumulative rate of return over that period.

Please remember that past performance is not necessarily an indication of future performance. Investors should also be aware that other performance calculation methods may produce different results, and that comparisons of investment results should consider qualitative circumstances and should be made only for portfolios with generally similar investment objectives.

THE ADVISER HAS CONSTRUCTED A MODEL PORTFOLIO WITH THE SAME INVESTMENT OBJECTIVE AS THE LEUTHOLD SELECT INDUSTRIES FUND

Since January 1, 1996 the Adviser and its predecessors have constructed a model portfolio (the "Model") using substantially similar, though not identical, investment strategies and techniques as those used by the Leuthold Select Industries Fund. The results below illustrate the performance of a hypothetical investment in the Model. Since January 1, 1996 a portion of the assets in accounts managed by the Adviser and its predecessors were managed using similar, though not identical, investment strategies and techniques as those used by the Model and the Leuthold Select Industries Fund. The investment returns before expenses of the portion of those accounts so managed were not materially different from those of the Model.

The performance of the Model assumes an initial investment on the Model's inception date in the securities then selected by the Adviser's quantitative investment approach. The Model then assumes that securities transactions for the Model were effected at the same prices and times as securities transactions for the other accounts managed by the Adviser and its predecessors that then used the quantitative investment approach utilized by the Leuthold Select Industries Fund. The performance of the Model includes commission payments, reflects the payment of other expenses accrued at the annual rate of 1.95% of the Model's average net assets, but does not reflect the reinvestment of dividends. The Model and its performance does not reflect the performance of any accounts or a composite of accounts or segments of accounts managed by the Adviser.

The performance information for the Model and the S&P 500 is based on data supplied by the Adviser or from statistical services, reports or other sources which the Adviser believes are reliable. This performance information has not been verified by any third party and is unaudited.

ANNUAL RATES OF RETURN(1)<F18>

YEARS ENDED DECEMBER 31,    1996      1997      1998      1999         2000             2001      2002
                            ----      ----      ----      ----         ----             ----      ----
LEUTHOLD SELECT
  INDUSTRIES FUND           N/A       N/A       N/A       N/A         31.40%(2)<F19>  -13.16%   -30.41%
Model Portfolio            17.02%    40.69%    18.03%    45.64%       69.50%          -12.94%   -30.67%
S&P 500 Index              23.00%    33.30%    28.57%    21.02%       -9.10%          -11.87%   -22.10%

AVERAGE ANNUAL TOTAL RETURN(1)<F18>                                                         SINCE JANUARY 1, 1996
(FOR THE PERIOD ENDED DECEMBER 31, 2002)            1 YEAR        3 YEARS        5 YEARS          (7 YEARS)
                                                    ------        -------        -------    ---------------------
LEUTHOLD SELECT INDUSTRIES FUND                    -30.41%          N/A            N/A               N/A
Model Portfolio                                    -30.67%           .76%         11.94%           16.39%
S&P 500 Index                                      -22.10%        -14.55%         -0.59%            6.87%

(1)<F18> Each annual rate of return represents the increase or decrease in the Model portfolio and the S&P 500 Index during the year. Average annual total return represents the level annual rate which, if earned for each year in a multiple year period, would produce the cumulative rate of return over that period.
(2)<F19> Total return from June 19, 2000 (commencement of operations) through December 31, 2000.

Investors should remember that past performance is not necessarily an indication of future performance. Investors should not consider the performance data of the Model to be an indication of the future performance of the Leuthold Select Industries Fund or the results an individual investor might achieve by investing in the Leuthold Select Industries Fund. In particular with the exception of 2000 through 2002, the period from January 1, 1996 through December 31, 2002 was a period of a generally rising stock market, particularly favorable to growth stock investing. It is uncertain how the Model Portfolio will perform over a complete market cycle.

Investors should also recognize that there are limitations inherent in reporting the performance of a model portfolio. The performance of the Model, while based on actual trades, does not reflect trading by the Model. An investor purchasing or selling the same securities as the Model may not have been able to purchase or sell them at the same price as reflected in the performance of the Model.
The performance of the Model does not reflect the effects of cash flows in and out of the portfolio. Unlike the Model, the Leuthold Select Industries Fund will purchase and sell investments continuously and may not be able to be fully invested at all times as was the Model.

THE ADVISER HAS EXPERIENCE MANAGING ACCOUNTS WITH THE SAME INVESTMENT OBJECTIVE AS THE GRIZZLY SHORT FUND

The following historical performance data of certain investment advisory accounts managed by the Adviser and its predecessors illustrates the investment performance of all portfolios similar to the Grizzly Short Fund and compares the performance to specified market indices. The Short Portfolio Composite includes all active accounts of the Adviser and its predecessors invested in the AdvantHedge Short Selling Program. The Short Portfolio Composite does not include all of the assets under management of the Adviser and its predecessors, but does include all accounts having the same investment objective as the Grizzly Short Fund. It may not accurately reflect the performance of all accounts managed by the Adviser and its predecessors. The accounts included in the Short Portfolio Composite had the same investment objective as the Grizzly Short Fund and were managed using substantially similar, though not in all cases identical, investment strategies and techniques as those used by the Grizzly Short Fund. All performance data is historical and investors should not consider this performance data as an indication of the future performance of the Grizzly Short Fund or the results an individual investor might achieve by investing in the Grizzly Short Fund. Investors should not rely on the historical performance of the Adviser and its predecessors when making an investment decision.

All returns are time-weighted total rates of return and include the reinvestment of interest and the payment of dividends on securities sold short. The performance information for the Short Portfolio Composite is net of the advisory fees charged by the Adviser and its predecessors to the accounts comprising the Short Portfolio Composite and all other expenses (except custody and related expenses). The performance information for the Short Portfolio Composite does not reflect the assessment of the Grizzly Short Fund's advisory fee or other expenses equivalent to the Grizzly Short Fund's operating expenses. The fees and expenses of the Short Portfolio Composite were less than the annual expenses of the Grizzly Short Fund. The performance of the Short Portfolio Composite would have been lower had the Short Portfolio Composite incurred higher fees and expenses. The net effect of the deduction of the Grizzly Short Fund's advisory fee and other operating expenses on annualized performance, including the compounded effect over time, may be significant. The Short Portfolio Composite was not subject to certain investment limitations, diversification requirements and other restrictions imposed by the Investment Company Act of 1940 and the Internal Revenue Code. If it had been, its performance may have been adversely affected.

The performance information for the Short Portfolio Composite and the S&P 500 is based on data supplied by the Adviser or from statistical services, reports or other sources which the Adviser believes are reliable. This performance information has not been verified by any third party and is unaudited. AS DEMONSTRATED BELOW A SHORT FUND IN A GENERALLY RISING STOCK MARKET CAN BE EXPECTED TO SIGNIFICANTLY UNDERPERFORM THE S&P 500 AND OTHER COMPARABLE BROAD-BASED STOCK MARKET INDICES. PORTFOLIO GAINS FOR A SHORT FUND ARE TYPICALLY REALIZED IN DECLINING STOCK MARKET PERIODS.

ANNUAL RATES OF RETURN(1)<F20>
YEARS ENDED
DECEMBER 31,                     1993    1994     1995     1996     1997    1998     1999      2000           2001      2002
                                 ----    ----     ----     ----     ----    ----     ----      ----           ----      ----
GRIZZLY SHORT FUND               N/A      N/A      N/A     N/A      N/A      N/A      N/A     24.58%(2)<F21> 22.11%    15.46%
Short Portfolio Composite       -1.25%   2.66%   -20.16%  -8.99%   -4.83%  -0.89%   -3.36%    21.50%         26.88%    19.71%
S&P 500 Index                   10.01%   1.22%    37.47%  23.00%   33.30%  28.57%   21.02%    -9.10%        -11.87%   -22.10%

AVERAGE ANNUAL TOTAL RETURN(1)<F20>
(FOR THE PERIOD ENDED DECEMBER 31, 2002)       1 YEAR        3 YEARS        5 YEARS        10 YEARS
                                               ------        -------        -------        --------
GRIZZLY SHORT FUND                             15.46%          N/A            N/A            N/A
Short Portfolio Composite                      19.71%         23.52%         13.03%         3.09%
S&P 500 Index                                 -22.10%        -14.55%         -0.59%         9.34%

(1)<F20> Each annual rate of return is the change in redemption value of units, assuming the reinvestment of dividends. Average annual total return represents the level annual rate which, if earned for each year in a multiple year period, would produce the cumulative rate of return over that period.
(2)<F21> Total return from June 19, 2000 (commencement of operations) through December 31, 2000.

Please remember that past performance is not necessarily an indication of future performance. Investors should also be aware that other performance calculation methods may produce different results, and that comparisons of investment results should consider qualitative circumstances and should be made only for portfolios with generally similar investment objectives.

SERVICE PLANS

Each of the Funds has adopted a service plan pursuant to which it may pay fees of up to 0.25% of its average daily net assets to broker-dealers, financial institutions or other service providers that provide services to investors in the Funds.

These services may include:

  O assisting investors in processing purchase, exchange and redemption requests;

  O  processing dividend and distribution payments from the Funds;

  O providing information periodically to customers showing their positions in Fund shares;

  O  providing sub-accounting;

  O  forwarding communications from the Funds to their shareholders.

Because these fees are paid out of a Fund's assets, over time these fees will increase the cost of your investment.

                             THE FUNDS' SHARE PRICE

The price at which investors purchase shares of a Fund and at which shareholders redeem shares of a Fund is called its net asset value. Each Fund normally calculates its net asset value as of the close of regular trading on the New York Stock Exchange (normally 4:00 p.m. Eastern Time) on each day the New York Stock Exchange is open for trading. The New York Stock Exchange is closed on holidays and weekends. Each Fund calculates its net asset value based on the market prices of the securities (other than money market instruments) it holds. The Funds value most money market instruments they hold at their amortized cost. Each Fund will process purchase orders that it receives and accepts and redemption orders that it receives prior to the close of regular trading on a day in which the New York Stock Exchange is open at the net asset value determined LATER THAT DAY. They will process purchase orders that they receive and accept and redemption orders that they receive AFTER the close of regular trading at the net asset value determined at the close of regular trading on the NEXT DAY the New York Stock Exchange is open.

Leuthold Core Investment Fund's NASDAQ symbol is "LCORX". Leuthold Select Industries Fund's NASDAQ symbol is "LSLTX". Grizzly Short Fund's NASDAQ symbol is "GRZZX".

                               PURCHASING SHARES

HOW TO PURCHASE SHARES FROM THE FUNDS

  O  Read this Prospectus carefully.

  O Determine how much you want to invest, keeping in mind the following minimums:

     NEW ACCOUNTS
     Individual Retirement
       Accounts                                                $ 1,000
     All other accounts                                        $10,000*<F22>

     *<F22> The Funds may, but are not required to, accept initial investments of not less than $1,000 from investors who are related to, or affiliated with, shareholders who have invested $10,000 in the Funds.

     EXISTING ACCOUNTS
     Dividend reinvestment                                  No Minimum
     Automatic
       Investment Plan                                            $ 50
     All other accounts                                           $100

  O Complete the Purchase Application accompanying this Prospectus, carefully following the instructions. For additional investments, complete the Additional Investment Form attached to your Fund's confirmation statements. (The Funds have additional Purchase Applications and Additional Investment Forms if you need them.) If you have any questions, please call 1-800-273-6886.

  O Make your check payable to "Leuthold Core Investment Fund", "Leuthold Select Industries Fund" or "Grizzly Short Fund," as applicable. All checks must be drawn on U.S. banks. The Funds will not accept cash or third party checks. U.S. BANCORP FUND SERVICES, LLC, THE FUNDS' TRANSFER AGENT, WILL CHARGE A $25 FEE AGAINST A SHAREHOLDER'S ACCOUNT FOR ANY PAYMENT CHECK RETURNED FOR INSUFFICIENT FUNDS. THE SHAREHOLDER WILL ALSO BE RESPONSIBLE FOR ANY LOSSES SUFFERED BY A FUND AS A RESULT.

Send the application and check to:

  FOR FIRST CLASS MAIL
  Leuthold Funds, Inc.
  c/o U.S. Bancorp Fund Services, LLC
  P.O. Box 701
  Milwaukee, WI  53201-0701

  FOR OVERNIGHT DELIVERY SERVICE
  OR REGISTERED MAIL
  Leuthold Funds, Inc.
  c/o U.S. Bancorp Fund Services, LLC
  615 East Michigan Street, 3rd Floor
  Milwaukee, WI  53202-5207

PLEASE DO NOT MAIL LETTERS BY OVERNIGHT DELIVERY SERVICE OR REGISTERED MAIL TO THE POST OFFICE BOX ADDRESS.

If you wish to open an account by wire, please call 1-800-273-6886 prior to wiring funds in order to obtain a confirmation number and to ensure prompt and accurate handling of funds. FUNDS SHOULD BE WIRED TO:


  U.S. Bank,  N.A.
  777 E. Wisconsin Ave.
  Milwaukee, WI  53202
  ABA #075000022


  CREDIT:
  U.S. Bancorp Fund Services, LLC
  Account #112-952-137

  FURTHER CREDIT:
  (name of Fund to be purchased)
  (shareholder registration)
  (shareholder account number, if known)

You should then send a properly signed Purchase Application marked "FOLLOW-UP" to either of the addresses listed above. PLEASE REMEMBER THAT U.S. BANK, N.A. MUST RECEIVE YOUR WIRED FUNDS PRIOR TO THE CLOSE OF REGULAR TRADING ON THE NEW YORK STOCK EXCHANGE FOR YOU TO RECEIVE SAME DAY PRICING. THE FUNDS AND U.S. BANK, N.A. ARE NOT RESPONSIBLE FOR THE CONSEQUENCES OF DELAYS RESULTING FROM THE BANKING OR FEDERAL RESERVE WIRE SYSTEM, OR FROM INCOMPLETE WIRING INSTRUCTIONS.

PURCHASING SHARES FROM BROKER-DEALERS, FINANCIAL INSTITUTIONS AND OTHERS

Some broker-dealers may sell shares of the Funds. These broker-dealers may charge investors a fee either at the time of purchase or redemption. The fee, if charged, is retained by the broker-dealer and not remitted to the Funds or the Adviser. Some broker-dealers may purchase and redeem shares on a three day settlement basis.

The Funds may enter into agreements with broker-dealers, financial institutions or other service providers ("Servicing Agents") that may include the Funds as investment alternatives in the programs they offer or administer. Servicing agents may:

  O Become shareholders of record of the Funds. This means all requests to purchase additional shares and all redemption requests must be sent through the Servicing Agent. This also means that purchases made through Servicing Agents are not subject to the Funds' minimum purchase requirement.

  O Use procedures and impose restrictions that may be in addition to, or different from, those applicable to investors purchasing shares directly from the Funds.

  O Charge fees to their customers for the services they provide them. Also, the Funds and/or the Adviser may pay fees to Servicing Agents to compensate them for the services they provide their customers.

  O Be allowed to purchase shares by telephone with payment to follow the next day. If the telephone purchase is made prior to the close of regular trading on the New York Stock Exchange, it will receive same day pricing.

  O Be authorized to accept purchase orders on behalf of the Funds (and designate other Servicing Agents to accept purchase orders on behalf of the Funds). This means that the Funds will process the purchase order at the net asset value which is determined following the Servicing Agent's (or its designee's) acceptance of the customer's order.

If you decide to purchase shares through Servicing Agents, please carefully review the program materials provided to you by the Servicing Agent. When you purchase shares of the Funds through a Servicing Agent, it is the responsibility of the Servicing Agent to place your order with the Funds on a timely basis. If the Servicing Agent does not place the order on a timely basis, or if it does not pay the purchase price to the Funds within the period specified in its agreement with the Funds, it may be held liable for any resulting fees or losses.

OTHER INFORMATION ABOUT PURCHASING
SHARES OF THE FUNDS

The Funds may reject any share purchase application for any reason. The Funds will not accept initial purchase orders made by telephone, unless they are from a Servicing Agent which has an agreement with the Funds.

The Funds will issue certificates evidencing shares purchased only upon request. The Funds will send investors a written confirmation for all purchases of shares.

The Funds offer an automatic investment plan allowing shareholders to make purchases on a regular and convenient basis. The Funds also offer a telephone purchase option permitting shareholders to make additional purchases by telephone. The Funds offer the following retirement plans:

              TRADITIONAL IRA
              ROTH IRA

Investors can obtain further information about the automatic investment plan, the telephone purchase plan and the IRAs by calling 1-800-273-6886. The Funds recommend that investors consult with a competent financial and tax advisor regarding the IRAs before investing through them.

                                REDEEMING SHARES

HOW TO REDEEM (SELL) SHARES BY MAIL

Prepare a letter of instruction containing:

  O  account number(s)

  O  the amount of money or number of shares being redeemed

  O  the name(s) on the account

  O  daytime phone number

  O additional information that the Funds may require for redemptions by corporations, executors, administrators, trustees, guardians, or others who hold shares in a fiduciary or representative capacity. Please contact the Funds' transfer agent, U.S. Bancorp Fund Services, LLC, in advance, at 1-800-273-6886 if you have any questions.

Sign the letter of instruction exactly as the shares are registered. Joint ownership accounts must be signed by all owners.

Have the signatures guaranteed by a commercial bank or trust company in the United States, a member firm of the New York Stock Exchange or other eligible guarantor institution IN THE FOLLOWING SITUATIONS:

  O The redemption proceeds are to be sent to a person other than the person in whose name the shares are registered

  O The redemption proceeds are to be sent to an address other than the address of record

  O  The redemption request is received within 30 days after an address change.

A NOTARIZED SIGNATURE IS NOT AN ACCEPTABLE SUBSTITUTE FOR A SIGNATURE GUARANTEE.

Send the letter of instruction to:

  FOR FIRST CLASS MAIL
  Leuthold Funds, Inc.
  c/o U.S. Bancorp Fund Services, LLC
  P.O. Box 701
  Milwaukee, WI  53201-0701

  FOR OVERNIGHT DELIVERY SERVICE
  OR REGISTERED MAIL
  Leuthold Funds, Inc.
  c/o U.S. Bancorp Fund Services, LLC
  615 East Michigan Street, 3rd Floor
  Milwaukee, WI  53202-5207

PLEASE DO NOT MAIL LETTERS BY OVERNIGHT DELIVERY SERVICE OR REGISTERED MAIL TO THE POST OFFICE BOX ADDRESS.

HOW TO REDEEM (SELL) SHARES BY TELEPHONE

Instruct U.S. Bancorp Fund Services, LLC that you want the option of redeeming shares by telephone. This can be done by completing the appropriate section on the Purchase Application. Shares held in IRAs cannot be redeemed by telephone.

Assemble the same information that you would include in the letter of instruction for a written redemption request.

Call U.S. Bancorp Fund Services, LLC at 1-800-273-6886. PLEASE DO NOT CALL THE FUNDS OR THE ADVISER.

HOW TO REDEEM USING A SYSTEMATIC WITHDRAWAL PLAN

Instruct U.S. Bancorp Fund Services, LLC that you want to set up a Systematic Withdrawal Plan. This can be done by completing the appropriate section on the Purchase Application. You may choose to receive a minimum amount of $100 on any day of the month. Your Fund account must have a minimum balance of $10,000 to participate in this Plan. This Plan may be terminated at any time by the Funds and you may terminate the Plan, by contacting U.S. Bancorp Fund Services, LLC in writing.

A withdrawal under the Plan involves a redemption of shares and may result in a gain or loss for federal income tax purposes. In addition, if the amount withdrawn exceeds the dividends credited to your account, the account ultimately may be depleted.

HOW TO REDEEM (SELL) SHARES THROUGH SERVICING AGENTS

If your shares are held by a Servicing Agent, you must redeem your shares through the Servicing Agent. Contact the Servicing Agent for instructions on how to do so.

REDEMPTION PRICE

The redemption price per share you receive for redemption requests is the next determined net asset value after:

  o U.S. Bancorp Fund Services, LLC receives your written request in proper form with all required information.

  o U.S. Bancorp Fund Services, LLC receives your authorized telephone request with all required information.

  o A Servicing Agent (or its designee) that has been authorized to accept redemption requests on behalf of the Funds receives your request in accordance with its procedures.

PAYMENT OF REDEMPTION PROCEEDS

  o For those shareholders who redeem shares by mail, U.S. Bancorp Fund Services, LLC will mail a check in the amount of the redemption proceeds no later than the seventh day after it receives the written request in proper form with all required information.

  o For those shareholders who redeem by telephone, U.S. Bancorp Fund Services, LLC will either mail a check in the amount of the redemption proceeds no later than the seventh day after it receives the redemption request, or transfer the redemption proceeds to your designated bank account if you have elected to receive redemption proceeds by either Electronic Funds Transfer or wire. An Electronic Funds Transfer generally takes up to 3 business days to reach the shareholder's account whereas U.S. Bancorp Fund Services, LLC generally wires redemption proceeds on the business day following the calculation of the redemption price. However, the Funds may direct U.S. Bancorp Fund Services, LLC to pay the proceeds of a telephone redemption on a date no later than the seventh day after the redemption request.

  o Those shareholders who redeem shares through Servicing Agents will receive their redemption proceeds in accordance with the procedures established by the Servicing Agent.

OTHER REDEMPTION CONSIDERATIONS

When redeeming shares of the Funds, shareholders should consider the following:

  o  The redemption may result in a taxable gain.

  o Shareholders who redeem shares held in an IRA must indicate on their redemption request whether or not to withhold federal income taxes. If not, these redemptions will be subject to federal income tax withholding.

  o The Funds may delay the payment of redemption proceeds for up to seven days in all cases.

  o If you purchased shares by check, the Funds may delay the payment of redemption proceeds until they are reasonably satisfied the check has cleared (which may take up to 15 days from the date of purchase).

  o U.S. Bancorp Fund Services, LLC will send the proceeds of telephone redemptions to an address or account other than that shown on its records only if the shareholder has sent in a written request with signatures guaranteed.

  o U.S. Bancorp Fund Services, LLC will not accept telephone redemption requests made within 30 days after an address change.

  o The Funds reserve the right to refuse a telephone redemption request if it believes it is advisable to do so. The Funds and U.S. Bancorp Fund Services, LLC may modify or terminate their procedures for telephone redemptions at any time. Neither the Funds nor U.S. Bancorp Fund Services, LLC will be liable for following instructions for telephone redemption transactions that they reasonably believe to be genuine, provided they use reasonable procedures to confirm the genuineness of the telephone instructions. They may be liable for unauthorized transactions if they fail to follow such procedures. These procedures include requiring some form of personal identification prior to acting upon the telephone instructions and recording all telephone calls. During periods of substantial economic or market change, telephone redemptions may be difficult to implement. If a shareholder cannot contact U.S. Bancorp Fund Services, LLC by telephone, he or she should make a redemption request in writing in the manner described earlier.

  o U.S. Bancorp Fund Services, LLC currently charges a fee of $15 when transferring redemption proceeds to your designated bank account by wire but does not charge a fee when transferring redemption proceeds by Electronic Funds Transfer.

  o If your account balance falls below $1,000 because you redeem shares, you will be given 60 days to make additional investments so that your account balance is $1,000 or more. If you do not, the Fund may close your account and mail the redemption proceeds to you.

                               EXCHANGING SHARES

ELIGIBLE FUNDS

Shares of the Funds may be exchanged for shares of:

  o  Leuthold Core Investment Fund

  o  Leuthold Select Industries Fund

  o  Grizzly Short Fund

  o  First American Prime Obligations Fund

at their relative net asset values. An affiliate of U.S. Bancorp Fund Services, LLC, advises First American Prime Obligations Fund, a money market mutual fund. Please call 1-800-273-6886 for prospectuses describing First American Prime Obligations Fund. You may have a taxable gain or loss as a result of an exchange because the Internal Revenue Code treats an exchange as a sale of shares.

HOW TO EXCHANGE SHARES

1. Read this Prospectus (and, if applicable, the prospectus for First American Prime Obligations Fund) carefully.

2. Determine the number of shares you want to exchange keeping in mind that exchanges are subject to a $10,000 minimum.

3. Call U.S. Bancorp Fund Services, LLC at 1-800-273-6886. You may also make an exchange by writing to Leuthold Funds, Inc., c/o U.S. Bancorp Fund Services, LLC, 3rd Floor, P.O. Box 701, Milwaukee, Wisconsin 53201-0701.

                            DIVIDENDS, DISTRIBUTIONS
                                   AND TAXES

The Funds distribute substantially all of their net investment income quarterly and substantially all of their capital gains annually. You have three distribution options:

AUTOMATIC REINVESTMENT OPTION - Both dividend and capital gains distributions will be reinvested in additional shares of the Funds.

CASH DIVIDEND OPTION - Dividends will be paid in cash and capital gains will be reinvested in additional shares of the Funds.

ALL CASH OPTION - Both dividend and capital gains distributions will be paid in cash.

You may make your distribution election on the Purchase Application. You may change your election by writing to U.S. Bancorp Fund Services, LLC or by calling 1-800-273-6886.


Each Fund's distributions, whether received in cash or additional shares, may be subject to federal and state income tax. These distributions may be taxed as ordinary income (although a portion of each Fund's dividends may be taxable to investors at the lower rate applicable to dividend income) and capital gains (which may be taxed at different rates depending on the length of time the applicable Fund holds the assets generating the capital gains). The Leuthold Core Investment Fund expects that normally its distributions will consist of both ordinary income (including dividend income) and long-term capital gains. The Leuthold Select Industries Fund expects that its distributions will consist primarily of long-term and short-term capital gains. The Grizzly Short Fund expects that normally its distributions will consist of both ordinary income (not including dividend income) and short-term capital gains.


                              FINANCIAL HIGHLIGHTS


The financial highlights table is intended to help you understand each Fund's financial performance for the period of its operations. Certain information reflects financial results for a single Fund share outstanding throughout the period indicated. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in a Fund (assuming reinvestment of all dividends and distributions). This information (other than information for periods prior to October 1, 2001) has been derived from the financial statements audited by Ernst & Young LLP, whose report, along with the Fund's financial statements, is included in the Annual Report which is available upon request. The information for periods prior to October 1, 2001 was audited by other auditors.


LEUTHOLD CORE INVESTMENT FUND


                                                                           FOR THE YEARS ENDED
                                                   9/30/03        9/30/02        9/30/01        9/30/00        9/30/99
                                                   -------        -------        -------        -------        -------
Net asset value, beginning of year                  $ 9.95         $10.92         $12.74         $11.12         $11.97

Income from investment operations:
   Net investment income(1)<F23>                      0.09           0.20           0.38           0.52           0.45
   Net realized and unrealized gains
     (losses) on investments                          3.44          (0.97)         (1.09)          1.75           0.28
                                                    ------         ------         ------         ------         ------
   Total from investment operations                   3.53          (0.77)         (0.71)          2.27           0.73
                                                    ------         ------         ------         ------         ------

Less distributions:
   From net investment income                        (0.09)         (0.20)         (0.37)         (0.51)         (0.44)
   In excess of net investment income                   --             --          (0.01)            --             --
   From net realized gains                              --             --          (0.73)         (0.14)         (1.14)
                                                    ------         ------         ------         ------         ------
   Total distributions                               (0.09)         (0.20)         (1.11)         (0.65)         (1.58)
                                                    ------         ------         ------         ------         ------
Net asset value, end of year                        $13.39         $ 9.95         $10.92         $12.74         $11.12
                                                    ------         ------         ------         ------         ------
                                                    ------         ------         ------         ------         ------

Total return                                         35.60%         -7.21%         -6.16%         20.98%          6.59%

Supplemental data and ratios:

Net assets, end of year                       $317,603,196   $116,363,247   $116,712,715    $87,074,651    $58,420,532
Ratio of expenses to
average net assets:
   Before expense reimbursement(2)<F24>               1.31%          1.25%          1.25%          1.36%          1.42%
   After expense reimbursement(2)<F24>                1.31%          1.25%          1.25%          1.35%          1.35%
Ratio of net investment income to
average net assets:
   Before expense reimbursement(3)<F25>               0.71%          1.85%          3.00%          4.53%          3.93%
   After expense reimbursement(3)<F25>                0.71%          1.85%          3.00%          4.54%          4.00%
Portfolio turnover rate(4)<F26>                      89.59%        132.77%        122.21%        129.74%        159.02%


(1)<F23> Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.

(2)<F24> The operating expense ratios include dividends and interest on short positions. The before expense reimbursement and after expense reimbursement ratios excluding dividends on short positions were 1.21% and 1.21%, respectively, for the year ended September 30, 2003, 1.21% and 1.21%, respectively, for the year ended September 30, 2002, 1.24% and 1.24%, respectively, for the year ended September 30, 2001, 1.26% and 1.25%, respectively, for the year ended September 30, 2000, and 1.32% and 1.25%, respectively, for the year ended September 30, 1999.

(3)<F25> The net investment income ratios include dividends on short positions.
(4)<F26> The portfolio turnover rate excludes purchases and sales of short positions as the Adviser does not intend to hold the short positions for more than one year.

LEUTHOLD SELECT INDUSTRIES FUND


                                                                                                         JUNE 19, 2000(1)<F27>
                                               YEAR ENDED           YEAR ENDED            YEAR ENDED               TO
                                           SEPTEMBER 30, 2003   SEPTEMBER 30, 2002    SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
                                           ------------------   ------------------    ------------------   ------------------
Net asset value, beginning of period             $ 7.50                $9.96                $11.96               $10.00
                                                 ------               ------                ------               ------

Income from investment operations:
   Net investment loss(2)<F28>                    (0.11)               (0.15)                (0.06)               (0.01)
   Net realized and unrealized
     gain (loss) on investment                     3.01                (2.31)                (1.94)                1.97
                                                 ------               ------                ------               ------
   Total from investment operations                2.90                (2.46)                (2.00)                1.96
                                                 ------               ------                ------               ------

Less distributions:
   From net investment income                        --                   --                    --(3)<F29>           --
                                                 ------               ------                ------               ------
   Total distributions                               --                   --                    --                   --
                                                 ------               ------                ------               ------
Net asset value, end of period                   $10.40                $7.50                $ 9.96               $11.96
                                                 ------               ------                ------               ------
                                                 ------               ------                ------               ------
Total return                                      38.67%(6)<F32>      -24.70%               -16.72%               19.60%(4)<F30>

Supplemental data and ratios:
Net assets, end of period                   $17,215,408          $10,141,948           $13,883,463           $2,314,133
Ratio of expenses to average net assets:
   Before expense
     reimbursement or recovery                     1.80%                1.90%                 2.22%               15.98%(5)<F31>
   After expense
     reimbursement or recovery                     1.95%                1.95%                 1.95%                1.95%(5)<F31>
Ratio of net investment loss
  to average net assets:
   Before expense
     reimbursement or recovery                    (1.41)%              (1.17)%               (1.08)%             (14.57)%(5)<F31>
   After expense
     reimbursement or recovery                    (1.56)%              (1.22)%               (0.81)%              (0.54)%(5)<F31>
Portfolio turnover rate                          184.71%              383.66%               127.32%               27.11%(4)<F30>


(1)<F27>  Commencement of operations.
(2)<F28> Net investment loss per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
(3)<F29>  Less than one cent per share.
(4)<F30>  Not annualized.
(5)<F31>  Annualized.

(6)<F32> During the year ended September 30, 2003, the Fund incurred certain losses as a result of a trading error. The Adviser reimbursed the Fund for the amount of the loss which impacted total return by 0.27%.


GRIZZLY SHORT FUND


                                                                                                         JUNE 19, 2000(1)<F33>
                                               YEAR ENDED           YEAR ENDED            YEAR ENDED               TO
                                           SEPTEMBER 30, 2003   SEPTEMBER 30, 2002    SEPTEMBER 30, 2001   SEPTEMBER 30, 2000
                                           ------------------   ------------------    ------------------   ------------------
Net asset value, beginning of period             $14.17               $14.74                $11.01               $10.00
                                                 ------               ------                ------               ------
Income from investment operations:
   Net investment income (loss)(2)<F34>           (0.13)               (0.05)                 0.58                 0.14
   Net realized and unrealized
     gains on short positions                     (3.76)                0.67                  5.57                 1.00
                                                 ------               ------                ------               ------
   Total from investment operations               (3.89)                0.62                  6.15                 1.14
                                                 ------               ------                ------               ------

Less distributions:
   From net investment income                        --                (0.03)                (0.58)               (0.13)
   From net realized capital gains                (1.25)               (1.16)                (1.84)                  --
   Return of capital                              (0.10)                  --                    --                   --
                                                 ------               ------                ------               ------
   Total distributions                            (1.35)               (1.19)                (2.42)               (0.13)
                                                 ------               ------                ------               ------
Net asset value, end of period                   $ 8.93               $14.17                $14.74               $11.01
                                                 ------               ------                ------               ------
                                                 ------               ------                ------               ------

Total return                                     (29.68)%               5.80%                67.79%               11.40%(3)<F35>

Supplemental data and ratios:
Net assets, end of period                   $22,332,738          $32,049,740           $19,986,043           $2,343,978
Ratio of expenses to average net assets:
   Before expense
     reimbursement or recovery(5)<F37>             3.49%                2.85%                 3.92%               16.28%(4)<F36>
   After expense
     reimbursement or recovery(5)<F37>             3.61%                3.37%                 2.96%                2.75%(4)<F36>
Ratio of net investment income (loss)
  to average net assets:
   Before expense
     reimbursement or recovery(6)<F38>            (1.75)%              (0.17)%                3.79%               (5.00)%(4)<F36>
   After expense
     reimbursement or recovery(6)<F38>            (1.87)%              (0.69)%                4.75%                8.53%(4)<F36>
Portfolio turnover rate(7)<F39>                       0%                   0%                    0%                   0%


(1)<F33>   Commencement of operations.
(2)<F34> Net investment income per share is calculated using ending balances prior to consideration of adjustments for permanent book and tax differences.
(3)<F35>   Not annualized.
(4)<F36>   Annualized.

(5)<F37> The operating expense ratios include dividends on short positions. The before expense reimbursement and after expense reimbursement ratios excluding dividends on short positions were 1.94% and 2.06%, respectively, for the year ended September 30, 2003, 1.98% and 2.50%, respectively, for the year ended September 30, 2002, 3.46% and 2.50%, respectively, for the year ended September 30, 2001, and 16.03% and 2.50%, respectively, for the period ended September 30, 2000.

(6)<F38> The net investment income ratios include dividends on short positions.
(7)<F39> The portfolio turnover ratio excludes purchases and sales of short positions as the Adviser does not intend to hold the short positions for more than one year.

           LEUTHOLD WEEDEN CAPITAL MANAGEMENT & LEUTHOLD FUNDS, INC.
                      NOTICE OF PRIVACY POLICY & PRACTICES

Leuthold1<F40> recognizes and respects the privacy expectations of our customers. We are providing this notice to you so that you will know what kinds of information we collect about our customers and the circumstances in which that information may be disclosed to third parties not affiliated with Leuthold.

We collect non-public personal information about our customers from the following sources:

o Account Applications and other forms, which may include a customer's name, address, social security number and information about a customer's investment goals and risk tolerance;

o Account History, including information about the transactions and balances in a customer's accounts; and

o Correspondence, written, telephonic or electronic between a customer and Leuthold or service providers to Leuthold.

We may disclose all of the information described above to certain third parties who are not affiliated with Leuthold to process or service a transaction at your request or as permitted by law - for example, sharing information with companies who maintain or service customer accounts for Leuthold is permitted and is essential for us to provide you with necessary or useful services with respect to your accounts.

We maintain, and require service providers to Leuthold to maintain, policies designed to ensure only appropriate access to, and use of, information about our customers and to maintain physical, electronic and procedural safeguards that comply with federal standards to guard non-public personal information of our customers. When information about Leuthold's customers is disclosed to non-affiliated third parties, we require that the third party maintain the confidentiality of the information disclosed and limit the use of information by the third party solely to the purposes for which the information is disclosed or as otherwise permitted by law.

We will adhere to the policies and practices described in this notice regardless of whether you are a current or former customer of Leuthold.

1<F40> For purposes of this notice, the term "Leuthold" includes Leuthold Weeden Capital Management and Leuthold Funds, Inc.

                          Not part of the prospectus.

To learn more about the Leuthold Core Investment Fund, the Leuthold Select Industries Fund and the Grizzly Short Fund, you may want to read their Statement of Additional Information (or "SAI") which contains additional information about the Funds. The Funds have incorporated by reference, the SAI into the Prospectus. This means that you should consider the contents of the SAI to be part of the Prospectus.

You also may learn more about the Funds' investments by reading the Funds' annual and semi-annual reports to shareholders. The annual report includes a discussion of the market conditions and investment strategies that significantly affected the performance of the Funds during their last fiscal year.

The SAI and the annual and semi-annual reports are all available to shareholders and prospective investors without charge, simply by calling U.S. Bancorp Fund Services, LLC at 1-800-273-6886.

Prospective investors and shareholders who have questions about Funds may also call the following number or write to the following address.

     Leuthold Funds, Inc.
     100 North Sixth Street
     Suite 412A
     Minneapolis, MN 55403
     1-888-200-0409

The general public can review and copy information about Funds (including the SAI) at the Securities and Exchange Commission's Public Reference Room in Washington, D.C. (Please call 1-202-942-8090 for information on the operations of the Public Reference Room.) Reports and other information about the Funds are also available on the EDGAR Database on the Securities and Exchange Commission's Internet site at http://www.sec.gov and copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following E-mail address: publicinfo@sec.gov, or by writing to:

     Public Reference Section
     Securities and Exchange Commission
     Washington, D.C. 20549-6009

Please refer to the Funds' Investment Company Act File No. 811-09094 when seeking information about the Funds from the Securities and Exchange Commission.